UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): February 26, 2021 (February 24, 2021)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1550 Market St. #425, Denver, Colorado 80202
(Address of Principal Executive Offices)

(509) 459-6100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities register pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Item 8.01	Other Events.

On February 24, 2021, RL Olympia LLC completed the sale of the Hotel RL Olympia (the “Hotel”) to California Investment LLC, a Washington limited liability company (the “Purchaser”). The purchase price for the Hotel was $8.0 million, which was paid in cash at closing.

RL Olympia LLC is a wholly owned subsidiary of RL Venture, LLC (the “Joint Venture”). RL Venture, LLC is a variable interest entity in which Red Lion Hotels Corporation (the “Company”) holds a 55% interest, and therefore consolidates all of the assets, liabilities, and results of operations of this entity.

Net proceeds from the sale of the Hotel, after payment of closing costs and the repayment of a $5.6 million property level mortgage, were $2.0 million. The Company expects to receive a cash distribution from the Joint Venture of $1.1 million, representing its 55% member interest. This cash will be available for general corporate purposes.

At closing, the Purchaser entered into a franchise agreement with Red Lion Hotels Franchising, Inc., a wholly owned subsidiary of the Company, to continue to operate the hotel under the Hotel RL® brand. The franchise agreement provides for a 20-year term, and requires the payment of monthly royalty and program fees based upon the Hotel’s gross room revenue. The Purchaser may cancel the franchise agreement on the 5th, 10th, or 15th anniversary of the Agreement by providing proper notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: February 26, 2021	By:	/s/ Gary A. Kohn
Gary A. Kohn
Executive Vice President
Chief Financial Officer, Secretary, and Treasurer